As filed with the Securities and Exchange Commission on August 26, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-House (China) Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

17/F, East Tower

No. 333 North Chengdu Road

Shanghai, PRC 200041

People’s Republic of China

(Address of Principal Executive Offices)

E-House (China) Holdings Limited

Share Incentive Plan

(amended and restated on October 16, 2008)

(Full title of the plan)

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Bin Laurence Chief Financial Officer E-House (China) Holdings Limited 17/F, East Tower No. 333 North Chengdu Road Shanghai 200041 People’s Republic of China (86 21) 6133 0808	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.001 per share (2)	6,644,659 (3)	$6.14 (3)	$40,798,206	$5,565
(1)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-144450).

(2)

In accordance with Rule 416(a) under the Securities Act, this registration statement also covers any additional ordinary shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Registrant’s share incentive plan (as amended and restated on October 16, 2008, the “Plan”). Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)

These shares represent ordinary shares that have been added to the award pool under the Plan and are reserved for future award grants under the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on August 22, 2013.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 6,644,659 ordinary shares of the Registrant that have been added to the award pool pursuant to the terms of the Plan.

Previously, an aggregate of 3,379,005 and 4,013,619 ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statements on Form S-8 (File No. 333-148058 and No. 333-170447) filed on December 14, 2007 and November 8, 2010, respectively (the “Original S-8 Registration Statements”).  In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statements are incorporated herein by reference, except as otherwise set forth herein.

In accordance with the terms of the Plan, the maximum number of ordinary shares authorized for issuance under the Plan shall increase on the sixth anniversary of the effective date of the Plan so that the ordinary shares reserved in the award pool for future issuance under the Plan shall equal 5% of the then total outstanding ordinary shares on an as-converted basis.  On July 16, 2013, the sixth anniversary of the effective date of the Plan, the number of ordinary shares authorized for issuance under the Plan increased by 6,644,659 in accordance with the terms of the Plan. The newly added 6,644,659 ordinary shares are being registered on this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                                         The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 17, 2013; and

(b)                                                         The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33616) filed on July 24, 2007, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on August 26, 2013.

E-House (China) Holdings Limited

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Co-Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Xin Zhou, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2013.

Signature	Title

Xin Zhou
Co-Chairman and Chief Executive Officer

/s/ Xin Zhou	(principal executive officer)

Bin Laurence

Chief Financial Officer
/s/ Bin Laurence	(principal financial and accounting officer)

Charles Chao

Co-Chairman

/s/ Charles Chao

Signature	Title

Neil Nanpeng Shen

Director

/s/ Neil Nanpeng Shen

Bing Xiang

Director

/s/ Bing Xiang

Hongchao Zhu

Director

/s/ Hongchao Zhu

Jeffrey Zhijie Zeng

Director

/s/ Jeffrey Zhijie Zeng

Yunchang Gu

Director

/s/ Yunchang Gu

Fan Bao

Director

/s/ Fan Bao

Canhao Huang

Director

/s/ Canhao Huang

/s/ Amy Segler	Authorized Representative in the United States
Name: Amy Segler, On behalf of Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-148729))

4.2

Amendments to the Articles of Association of the Registrant adopted on October 16, 2008 (incorporated by reference to Exhibit 4.2 to the registration statement of the Registrant on Form S-8, as amended (File No. 333-170447))

4.3

Deposit Agreement, dated August 7, 2007, among the Registrant, the depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-148729))

4.4	Share Incentive Plan (as amended and restated effective October 16, 2008) (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-8, as amended (File No. 333-148058))

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page hereto)

*  Filed herewith.